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                                                                Exhibit 11(c)(5)

                    [LETTERHEAD OF HAMBRECHT & QUIST GROUP]

February 8, 1999

The Chase Manhattan Corporation
270 Park Avenue
New York, NY 10017

                           CONFIDENTIALITY AGREEMENT
                           -------------------------

Dear Sirs:

In connection with your possible interest in the purchase of (the "Transaction") Hambrecht and Quist Group (the "Company"), you have requested that we furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representative in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which (a) is or becomes publicly available other than as a result of a disclosure by you or your Representatives, (b) was available to you on a nonconfidential basis prior to its disclosure to you by us or our Representatives, or (c) was or becomes available to you on a nonconfidential basis from a person, other than by us or our Representatives, who is not known by you to be bound by a confidentiality agreement with us.

Accordingly, you hereby agree that:

1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; provided, however, that you may reveal the Information to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement; and provided, further, that you may disclose to your Federal or state banking regulator, on a confidential basis, such of the Information as may be deemed advisable or necessary upon advice of your counsel. You will cause your Representative to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

2. You and your Representatives will not (except as permitted above with respect to your banking regulators or as required by applicable law, regulation or legal process, and

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     only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information exists or has been made available that you are considering the Transaction or any other transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If you determine not to proceed with the Transaction, you will promptly inform us of that decision and at any time upon the request of the Company or any of our Representatives, you will either (i) promptly destroy all copies of the written Information in you or your Representatives' possession and confirm such destruction to us in writing, or (ii) promptly deliver to the Company at your own expense all copies of the written Information in you or your Representatives' possession. Any oral Information will continue to be subject to the terms of this letter agreement. The foregoing shall not apply to any analysis derived from Information contained in presentations to your Board of Directors.

5. You acknowledge that neither we, nor any of our officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6. You are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7. You agree that, for a period of eighteen months from the date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of the Company or its Board of Directors other than in the ordinary course of your brokerage, investment advisory, private banking or asset management businesses or otherwise acting in the ordinary course of your business as trustee or other fiduciary capacity: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting
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     securities of the Company, or any subsidiary thereof, or any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are sued in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entitle with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (without conditions) any extraordinary transaction involving the Company or its securities or assets; or (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing.

8. You agree that, for a period of eighteen months from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company who became known to you in connection with your consideration of the Transaction; provided, however, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you or who contacts you on the basis of a public advertisement or general solicitation.

9. You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and none of our Representatives will have any liability to you with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

10. You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to the granting of injunctive relief in our favor without proof of actual damages.

11. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. Except as otherwise specifically provided for in Paragraphs 7 and 8 hereof, your obligations under this letter agreement shall terminate upon the earlier of (i) the consummation of the Transaction with us and (ii) the second anniversary of the date first written above. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, less approved in writing by each of you and us.





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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                   Very truly yours,

                                   HAMBRECHT & QUIST

                                   By:    /s/ Patrick J. Allen
                                          --------------------------------

                                   Name:  Patrick J. Allen
                                          --------------------------------

                                   Title: Chief Financial Officer
                                          --------------------------------


Accepted and Agreed as of the date first written above:

The Chase Manhattan Corporation
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By:    /s/ William H. McDavid
       --------------------------

Name:  William H. McDavid
       --------------------------

Title: General Counsel
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